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                                             NEWS RELEASE
                                             FOR MORE INFORMATION CONTACT
                                             Mr. James B. Little, Jr.
                                             Chairman of the Board and President
                                             (205) 543-3860
                                             -----------------------------------
                                             FOR IMMEDIATE RELEASE
                                             MAY 17, 1996


                        THE SOUTHERN BANC COMPANY, INC.
                      ANNOUNCES STOCK REPURCHASE PROGRAM


     Gadsden, Alabama ... The Southern Banc Company, Inc. (AMEX:SRN), the holding company of First Federal Savings and Loan Association of Gadsden, announced today that it is commencing a stock repurchase program to acquire up to 72,737 shares, or approximately five percent, of its currently outstanding common stock. These stock repurchases are independent from, and would be in addition to, stock purchases on behalf of the company's stock benefit plans, if any. This program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the company.

     James B. Little, Jr., Chairman of the Board and President of the company and the association, stated that the Board of Directors and the Office of Thrift Supervision have authorized the repurchase program. Mr. Little explained that management considers the company's common stock to be an attractive investment.

     According to Mr. Little, stock repurchases by the company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. It is expected that a reduction in the amount of the company's outstanding stock would have the effect of increasing the company's per share earnings and book value.

     At March 31, 1996, the company had total assets of $109.8 million and stockholder's equity of $22.3 million, or 20% of total assets. The association operates four banking offices in Gadsden, Albertville, Guntersville and Centre, Alabama.